EXHIBIT 10.9(D)

SUPPLEMENTARY AGREEMENT TO “AGREEMENTS

AND OTHER DOCUMENTS REGARDING COOPERATION

BETWEEN CHINA TELECOMMUNICATIONS BROADCAST

SATELLITE CORPORATION, BEIJING, CHINA AND WORLDSPACE

CORPORATION, WASHINGTON, DC, USA”

This Supplementary Agreement is made by and between the following Parties on April 3, 2001:

WorldSpace Corporation (hereinafter referred to as “WorldSpace”)

Address: 2400 N Street NW, Washington, D.C. USA

And

China Telecommunication Broadcast Satellite Corporation (hereinafter referred to as “ChinaSat”) Address: No.42, Xue Yuan Lu, Haidian District, Beijing, P. R. CHINA

Whereas, WorldSpace and ChinaSat signed the following agreements on August 8, 2000:

(a)	Cooperation Agreement on Technical and Commercial Trial Operation Of WorldSpace L-Band Satellite Multimedia Services (the “Cooperation Agreement”);

(b)	Agency Agreement;

(c)	Agreement for WorldSpace’s Contribution to ChinaSat of the Satellite Uplink System (“Contribution Agreement”); and

(d)	Memorandum of Understanding Regarding Cooperation Project Between ChinaSat & WorldSpace (“MOU”).

All of the four agreements are hereinafter identified as the “August 8 Agreements”, which, together with this Supplementary Agreement are the “Agreements”).

This Supplementary Agreement is being made under the principles of equality, mutual trust and benefit and to specify dearly the Unsettled Matters mentioned in Annex 3 of the Cooperation Agreement and make effective supplementation and interpretation to August 8 Agreement

WorldSpace and ChinaSat hereinafter are referred to as a “Party” individually, and as the “Parties” collectively. All other defined terms are as set forth in the August 8 Agreements.

1.	Agency Relationship

ChinaSat is the agent of the capacity service on Northeast beam of AsiaStar in WorldSpace system, and acts as agent for the business as set forth in the August 8 Agreement. Nothing in the Agreements authorizes or shall be construed to create a relationship of employer and employee, cooperative or other joint venture, or partnership between the Parties under any and all applicable laws, Nor shall any Party claims such a relationship publicly or otherwise.

2.	Obligations of ChinaSat

2.1	ChinaSat shall carry out the marketing activities according to the Business Plan (Annex 1). ChinaSat may adjust the Business Plan according to the market situation, but ChinaSat shall consult with WorldSpace, then implement the Business Plan based on the written agreement reached by both Parties. ChinaSat shall maintain sufficient office space, marketing, sales, installation, operational, technical and service personnel and working capital sufficient to ensure the fulfillment of its obligations under the Agreements at its own expense. The costs of Chinese translation of sales and other materials relating to the capacity for sale shall be borne by ChinaSat.

2.2	ChinaSat shall arrange, wherever possible, for bilingual staff and technically qualified staff to implement any and all assignments that require communication with WorldSpace.

2.3	The implementation of the Article 5.5 of the Agency Agreement shall be made in written minutes by both Parties.

2.4	According to the provisions of relevant laws, regulations and rules of the Chinese government, ChinaSat shall submit the prices of capacity service, uplink service and other related service to the authorities of the Chinese government, for approval or entry in the record by the authorities. ChinaSat shall submit the price of capacity service according to the standard capacity service price provided by WorldSpace, and implements the price after it is approved or filed. Capacity service shall be fully paid on a quarterly basis in advance. If the Client can not make payment on a quarterly basis, the payment method shall be decided and implemented till both Parties reach agreement. If an other payment method is adopted, both Parties shall reach agreement through negotiation.

2.5	In carrying out its obligations as the agent, including the negotiation of the capacity service agreements, ChinaSat shall consult and follow the Standard WorldSpace Capacity Service Agreement (Appendix 3) provided by WorldSpace to the extent that the Standard Agreement is not in conflict with applicable laws of P.R.C. ChinaSat promises to implement the stipulated provisions in the Standard WorldSpace Capacity Agreement ChinaSat shall sign the Capacity Service Agreement with WorldSpace after ChinaSat signed the WorldSpace Capacity Service Agreement with the Clients, in order to implement the Article on payment(Article 5 of the Supplementary Agreement). Before ChinaSat provides satellite capacity service to a client, ChinaSat shall sign an agreement concerning the client’s lease of the capacity service with WorldSpace, meanwhile, ChinaSat shall provide WorldSpace with the copy of a Capacity Service Agreement that ChinaSat signed with the client.

2.6	In case difficulties arise in collecting payments, ChinaSat shall be obligated to press for the payment within P.R.C. ChinaSat shall promptly inform WorldSpace and communicate with WorldSpace, and press for payment according to the arrangement and the relevant expenses sharing method agreed by both Parties after consultation.

2.7	ChinaSat shall satisfy itself, with due diligence, of the credit worthiness, solvency, commercial reputation and law-abiding behavior of clients. ChinaSat shall inform WorldSpace whenever it becomes aware of any problem so that both Parties shall discuss the way to deal with the situation.

2.8	ChinaSat shall promptly advise (within 5 working days after awareness) WorldSpace in a legal way of any government actions and any other factors which are likely to affect the successful implementation of the Agreements. Both Parties shall discuss any steps or ways which-are believed necessary or helpful in resolving the problem. In the unlikely event of any partial or total condemnation, expropriation, destruction or loss of the satellite uplink station or other contributed asset of WorldSpace, ChinaSat shall officially seek prompt, adequate and effective compensation for WorldSpace on its behalf. If ChinaSat has diligently sought compensation by every possible means and still cannot get prompt, adequate and effective compensation, ChinaSat is not responsible for the result.

2.9	This Supplementary Agreement is based on the August 8th Agreements, and is a valid supplement and component of the August 8th Agreements. ChinaSat shall strictly comply with each provision of the August 8th Agreement and this Supplementary Agreement.

2.10	ChinaSat shall consult WorldSpace’s opinion in deciding the price for uplink service, but it may reserve the final right in price fixing as long as such a right does not affect the successful implementation of the Agreements. ChinaSat agrees to provide assistance to the unplink service of the promoting programs of the WorldSpace systems. The detailed arrangement shall be discussed by both Parties otherwhere.

2.11	WorldSpace shall request to ChinaSat before it visits the ground station at DongBeiWang and observes its operation. ChinaSat shall cooperate with WorldSpace in this respect

2.12	If any Client is in arrears with payment due to ChinaSat’s fault and negligence, ChinaSat shall bear all the collecting expenses incurred.

2.13	If there arises any trouble to the system when ChinaSat provides uplink service, ChinaSat shall promptly inform WorldSpace and related manufacturers of the equipment. Both Parties shall promptly negotiate in. time the commercial and technical plan to solve the trouble caused to the system.

3.	Obligations of WorldSpace

3.1	If requested by ChinaSat or there is an actual need, WorldSpace may send staff to assist ChinaSat to implement the Agreements, including timely furnish technical specifications, model contracts, and related information or assistance.

3.2	WorldSpace shall review the Chinese translations and other marketing materials which ChinaSat uses or intends to use at its own expense, and inform ChinaSat of the need to correct any inaccuracy or misinterpretation.

3.3	WorldSpace shall promptly advise (within 5 working days after awareness) ChinaSat of any government actions or other factors which are likely to affect the successful implementation of the Agreements. Both Parties shall discuss any steps or ways which are believed necessary or helpful to resolve the problems.

3.4	In order to solve the problems of directional restriction on receptions, WorldSpace shall undertake to make plans and relevant trials for terrestrial supplementary systems as soon as possible.

3.5	WorldSpace agrees to transfer the rights of end-user and relevant claim right related to the contributed equipment to ChinaSat.

3.6	WorldSpace shall comply with each provision in the August 8th Agreements and this Supplementary Agreement, especially section A, Item 1 of the Contribution Agreement.

3.7	During the term of cooperation, WorldSpace promises to select one of the following way: 1) Secure insurance for AsiaStar in orbit and if the insurance coverage is acquired, the insurance coverage shall be used to buy a new satellite; or 2) possesses a spare satellite, which WorldSpace has the capability to launch within 6 to 12 months in case that Asia Star can not operate normally.

3.8	If any Client is in arrears with payment due to WorldSpace’s fault and negligence, WorldSpace shall bear all the collecting expenses incurred. ChinaSat shall assist WorldSpace to collect payment.

3.9	WorldSpace shall try to provide technical or business assistance when ChinaSat fulfills its obligations as agent.

4.	Expenses and Taxes

4.1	Unless otherwise agreed in writing, ChinaSat shall bear all expenses incurred in fulfilling its obligations under these Agreement, including but not limited to the operation cost of earth stations, office expenses, staff expenses, promotional expenses and travel expenses.

4.2	ChinaSat shall pay the 3.5% business tax required on capacity service operations, which shall be deducted from its 10% revenue share.

4.3	ChinaSat shall also withhold the income tax levied in the PRC on the portion of the capacity service payments receivable by WorldSpace under the Agreements, in accordance with any applicable tax treaties and laws and regulations of the PRC, and shall pay the same to the relevant P.R.C tax authority on behalf of WorldSpace. ChinaSat undertakes to deliver promptly to WorldSpace all receipts, certificates or other proof evidencing each amount withheld and paid on account of such tax, which ChinaSat understands may be necessary to establish a tax credit or other tax benefits in WorldSpace’s home countries or other countries or regions.

4.4	If either Party’s economic interests are heavily affected by the new government legislation, both Parties shall negotiate the re-allocation of interests through consultation.

5.	Payment Procedures

5.1	The provisions in Article 5 only apply to payment in P.R.C by the Chinese clients. ChinaSat shall make payment to WorldSpace by telegraphic transfer unless agreed by both Parties otherwise. ChinaSat shall transfer the portion of revenues belonging to WorldSpace to the bank account designated by WorldSpace within thirty days after the payment has been received by ChinaSat. ChinaSat is not responsible for payment delay, and shall not undertake to pay penalty for delay if all the following conditions are fulfilled: i) The delay is caused by the bank’s fault, and ChinaSat has checked, pressed and negotiated with the bank per WorldSpace’s request; ii) ChinaSat got the receipt from the bank to proof its payment within twenty-eight days after the payment has been received by ChinaSat; iii) The delay can not be demonstrated to be ChinaSat’s fault.

5.2	ChinaSat shall timely provide WorldSpace with copies of receipts of payments and the copies of the proofs from the banks which prove the clients have made payment to ChinaSat. All amounts payable to WorldSpace shall be paid by ChinaSat in US Dollars or other agreed convertible currency to an account designated by WorldSpace. The rate of exchange shall be the selling price of exchange for Renminbi vs. US Dollar quoted by the Bank of China on the date that ChinaSat exchanged the payment Monies that shall be paid in other convertible currencies shall be converted into US Dollars at the selling price quoted by the Bank of China on the date that ChinaSat exchanges the payment. Exchange losses due to ChinaSat’s failure to make payment for such amounts when they fall due, shall be borne by ChinaSat. Payments will be made by international money transfer directly to:

(Bank)

for credit to

Account Number

5.3	Any material change of the payment procedures shall be agreed by both Parties in writing in advance.

5.4	All bank charges incurred within China for payment remittance by ChinaSat shall be paid by ChinaSat, and all bank charges incurred outside China for receipt by WorldSpace shall be paid by WorldSpace.

5.5	The payment procedures of non-standard payment for capacity service shall be negotiated and agreed by both Parties.

5.6	Both Parties shall negotiate and reach agreement on other payment procedures when the laws, regulations, policies and measures that related to foreign exchange control have been amended.

5.7	When payments are received from non-P.R.C clients outside P.R.C, the payment procedure shall be governed by the provision about the overseas marketing joint venture established by the Parties, but, in any event, remittances shall be made in a no less favorable to both Parties manner than the payments made to both Parties hereunder. The capacity service to non-P.R.C clients shall be implemented according to the Article I of MOU, of the August 8 Agreements.

6.	Accounting Procedures

This Article only applies to the accounting procedures that are related to WorldSpace project.

6.1	During the term of the Agreement, WorldSpace may examine the original records related to capacity service and other relevant records. WorldSpace shall inform ChinaSat one week before inspection, in order to get ChinaSat’s cooperation.

6.2	ChinaSat shall provide financial reports in both English and Chinese related to WorldSpace satellite capacity service to WorldSpace. An accountant selected by WorldSpace may audit these financial reports. ChinaSat shall cooperate with such an audit. If the outcome of the audit done by the accountant hired by WorldSpace is materially different (greater than 3%) from that reported to WorldSpace, or if an incident of unfair competition, graft or serious dereliction of duty is discovered as a result of such an audit, ChinaSat shall correct its misconduct promptly. If ChinaSat raises reasonable questions to the auditing result provided by the accountant selected by WorldSpace, ChinaSat and WorldSpace shall jointly appoint another auditor to check the facts. If the auditing result is identical with the result provided by the auditor selected by WorldSpace, ChinaSat shall bear the auditing expenses incurred. If the auditing result is identical with the financial reports from ChinaSat, WorldSpace shall bear the auditing expenses.

6.3	The obligation of ChinaSat to maintain accurate and complete original records related to capacity service, to pay correct capacity service contract payments to WorldSpace, to make the original records related to capacity service available to WorldSpace and to permit itself to be audited, shall survive the termination of the Agreements, and ChinaSat shall provide WorldSpace at any time, before or within six years after the termination of the Agreements, the above-mentioned original records when WorldSpace needs the accounting records according to applicable laws and regulations of United States or other countries having jurisdiction thereof.

7.	Customer Complaints and Problems

7.1	Each Party shall immediately inform the other Party of any observations, problems or complaints received from customers with respect to the Northeast beam of AsiaStar or ChinaSat’s uplink station. The Parties shall negotiate promptly in order to resolve the problems.

7.2

Neither Party has the authority to engage the other Party or commit in any way in response to a customer complaint or problem unless it has received the written authorization from the other Party to do so. Under no circumstances, may any party disclose such problems or complaints to any person other than the other Parties and the complaining customer, except such disclosures are required by applicable law or regulations.

8.	Conduct of Business

8.1	ChinaSat and WorldSpace hereby represent and warrant to each other that in carrying out their responsibilities under the Agreements, Neither they nor their owners, officers, directors employees or agents thereof have and will pay, offer or promise to pay, or authorize the payment directly or indirectly, of any moneys or anything of value to any governmental official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any person, and including without limitation the Foreign Corrupt Practice Act, relevant Chinese law and the OECD Convention on Corrupt Activities.

8.2	In accordance with relevant laws and regulations of P.R.C WorldSpace shall set standards to avoid the use of the WorldSpace network for reactionary propaganda, pornography, channels which infringe the intellectual property of others or other operations which would impair the integrity and credibility of ChinaSat and WorldSpace’s world-wide operations.

8.3	In no event shall WorldSpace or ChinaSat be obligated under the Agreements to take any action or omit to take any action they believe, in good faith, would cause it to be in violation of any laws of China or any other applicable laws of countries having jurisdiction over it.

8.4	Regarding the cooperation project with capacity resource (the NE beam of AsiaStar) contribution between either Party and a third party, if the project is out of P.R.C, the joint-venture of both Parties and the representative of the cooperation project shall sign the capacity service agreement if the project is in P.R.C, ChinaSat and the representative of the cooperation project shall sign the capacity service agreement.

8.5	WorldSpace agrees that When it authorizes a manufacturer to produce Chinese receivers in P.R.C in the future, it will request the receiver-manufacturer to mark “ChinaSat, Only Used in P.R.C” on the appropriate place of the receivers.

8.6	When WorldSpace selects the receiver-manufacturer in P.R.C in future, WorldSpace shall discuss with ChinaSat, but WorldSpace has the final say. ChinaSat agrees that it will not participate in the discussions and negotiations of technology license.

9.	Export and Import Laws and Regulations

9.1

As set forth in Article 1(3) of the Contribution Contract, WorldSpace and ChinaSat agree that they shall comply with all applicable laws and regulations of the United States or third countries that restrict, control, limit, or prohibit the export of any form of goods, technology or services from the United States or other third countries having jurisdiction thereof to particular end users or that require knowledge of the customer and/or inspection for goods or services.

9.2	ChinaSat agrees to provide such information and documents as may be requested by WorldSpace to assure compliance with such export laws, including but not limited to, documents establishing the identity, business and ownership of ChinaSat, end users of capacity service, and documents establishing the identity, business and ownership of the company that acquire the Contributed Equipment or technology with WorldSpace’s permission.

9.3	ChinaSat is strictly prohibited by WorldSpace to transfer the Contributed Equipment to any third party without permission to assure WorldSpace compliance with such export laws. These provisions in Article 9 shall survive the termination or expiration of the Agreements.

9.4	ChinaSat shall also comply with all applicable import laws and regulations of the PRC, including but not limited to obtaining all import approvals, permits and licenses, foreign exchange controls, and customs clearance required under the relevant laws of the PRC.

10.	Contributed Equipment

10.1	In order to implement the cooperation plan between ChinaSat and WorldSpace, and provide the L-band satellite audio and multimedia services in China, WorldSpace agrees to contribute a set of uplink station equipment and other equipment if the following conditions are fulfilled. Subject to any other provision specifically agreed upon, after arrival at the port of entry the contributed equipment will belong to ChinaSat. However if ChinaSat violates the following conditions in the term of the Agreements, WorldSpace has the right to withdraw the Contribution Agreement, and take back the Contributed Equipment:

(a)	ChinaSat agrees to insure all the Contributed Equipment for all loss with the People’s Insurance Company of China (“PICC”), or other agreed insurer agreeable to WorldSpace. If the Contributed Equipment is damaged, destroyed, or lost, ChinaSat shall use the entire compensatory payment to repair and rebuild the Contributed Equipment. In case that the Contributed Equipment is damaged, destroyed, or lost beyond the term of insurance, or ChinaSat does not insure all the Contributed Equipment for all loss, ChinaSat shall purchase a set of the same equipment contributed by WorldSpace and assure that the earth station returns to normal operation; and bear all relevant expenses losses incurred by war, action similar to war, antagonism, armed clashes, strikes, insurrection, commotion and condemned or expropriated by any government actions are excluded.

(b)	ChinaSat promises not to create liens, mortgages or other secured interests against the Contributed Equipment, nor shall it transfer or lease the Contributed Equipment to any third Party.

(c)	ChinaSat shall perform all its obligations in good faith according to the Agreements.

10.2	If the Agreements are terminated earlier than their intended term for any of the following reasons, ChinaSat shall return the Contributed Equipment to WorldSpace. ChinaSat shall assist WorldSpace to go through the formalities of equipment and property returning. If the Contributed Equipment is returned as the result of the following items a and b, ChinaSat shall bear all the reasonable expenses incurred. If the Contributed Equipment is returned as the result of the following items c and d, WorldSpace shall bear all the reasonable expenses incurred.

(a)	If ChinaSat commits a material breach of the Agreements and fails to cure the default within sixty days of notice thereof.

(b)	In the five year term of these Agreements, if ChinaSat takes any action or omit to take any action the result of which is to violate any laws, regulations, orders and rules of the Chinese government and higher authorities of ChinaSat, which causes the WorldSpace system to stop operation for more than six months.

(c)	If the conditions or consequences of Force Majeure prevail for a period in excess of six (6) months, the Parties have been unable to find an equitable solution and ChinaSat proposes to terminate or amend the Agreements, and the Contributed Equipment is in condition that it could be returned.

(d)	If both Parties agree to terminate the Agreements earlier.

10.3	WorldSpace shall transfer the technical materials and relevant proof of quality guarantee of the Contributed Equipment to ChinaSat WorldSpace makes no representation or warranty regarding the functionality of the equipment contributed to ChinaSat ChinaSat shall make any claim for indemnification or breach of warranty against the original vendor/manufacturer as owner of the Contributed Equipment if there happens to be quality, safety or other problems. ChinaSat shall not make claim for indemnification against WorldSpace for any problems of the Contributed Equipment. WorldSpace shall provide relevant information, and try to assist ChinaSat in trouble determination. and help ChinaSat to contact the original vendor/manufacture when ChinaSat exercise its rights. If there is a contractor of the Contributed Equipment, WorldSpace shall assist ChinaSat to contact the contractor.

10.4	The equipment contribution to ChinaSat by WorldSpace can not be construed to transfer the intellectual property rights related to the Contributed Equipment to ChinaSat. WorldSpace warrants that ChinaSat will not infringe other party’s right when ChinaSat uses the relevant intellectual property. ChinaSat will not be involved in any legal dispute with any third party on intellectual property rights. ChinaSat shall only use the intellectual property to implement these Agreements in the term of these Agreements.

10.5	Regarding the on-site check of the Contributed Equipment before acceptance, WorldSpace shall provide the technical specifications required by the final check and,

examination, both Parties shall have consultation together on the terms for on-site technical check before acceptance. Both Parties shall make signatures after the equipment has been checked and accepted. WorldSpace’s representative will be on site when the Contributed Equipment is delivered to the station of ChinaSat. Both Parties will open the packing boxes and check the equipment together, meanwhile, both Parties will check the list of the equipment that arrived.

10.6	In order to implement Article 1.1 of the Contribution-Agreement (dated on August 8th), WorldSpace will provide the complete list of the concrete Contributed Equipment as soon as possible, and finish the negotiation on the list of Contributed Equipment with ChinaSat.

10.7	Regarding the matters that ensure the reliable operation of DongBeiWang ground station, the experts of both Parties will discuss the detailed enforceable operation measures after the ground station has been tested and accepted. ChinaSat shall conscientiously implement the operation measures that have been decided by both Parties to ensure the reliable operation of the ground station.

11.	Confidentiality

The Parties agree to execute the attached Non-Disclosure Agreement, which is hereby incorporated into these Agreements (Annex         ).

12.	Technological Information

12.1	As stated herein, WorldSpace will license ChinaSat to use some technologies (hereinafter referred to as “WorldSpace Technologies”) in implementation of the Agreements. While certain of these technologies are patented, others are not patented or have no patent pending and are proprietary and confidential. WorldSpace warrants that it has due right to license ChinaSat to use the licensed WorldSpace Technologies. ChinaSat will not infringe any other third party’s intellectual property right when it use the licensed WorldSpace Technologies. WorldSpace hereby grants to ChinaSat a non-exclusive, non-transferable license to use WorldSpace Technologies to operate the earth station and implement these Agreements. WorldSpace makes no representation or warranty regarding the functionality of WorldSpace Technologies other than it is the same technology as WorldSpace currently uses in its other locations. WorldSpace shall inform ChinaSat whether the licensed WorldSpace Technologies are used in other locations. Both Parties shall have friendly consultation if there arise any technical hazard to the operation of the system.

12.2	ChinaSat represents and promises that it will not sell, duplicate or reverse engineer any WorldSpace technologies, whether such technologies are patented or unpatented. If ChinaSat knows that any third party infringes WorldSpace Technologies, it shall promptly inform WorldSpace.

12.3

The license being provided to ChinaSat herein is solely for ChinaSat’s use for the implementation of the Agreements. ChinaSat further acknowledges that after the termination of the Agreements all use of WorldSpace Technologies shall cease. Within two weeks of the termination of the Agreements, ChinaSat shall return to WorldSpace all WorldSpace Technologies, including the technical documentation, written or recorded in any material from including but not limited to all technical document, specifications, drawings, designs, brochures or any other documents. ChinaSat agrees on behalf of itself and its employees that no copies of WorldSpace technologies in any material form shall be made or retained upon and after the termination or expiration of the Agreements.

12.4	WorldSpace shall license ChinaSat to use without any charge, any appropriate improvements it makes to the WorldSpace Technologies licensed to ChinaSat during the term of the Agreements. ChinaSat shaft advise WorldSpace of any actual or proposed modifications that it may make to WorldSpace Technologies, whether for adaptation to China’s conditions or to improve the functionality or capabilities of the technology, and such modifications shall be licensed back to WorldSpace on a royalty-free basis. In no event shall ChinaSat impair WorldSpace’s interest when it uses the improved or modified technologies (This provision survives the termination of the Agreement.). ChinaSat agrees that any developments or technical improvements made by ChinaSat, including any of its employees, during the term of this Agreement will be promptly furnished to WorldSpace under an perpetual non-exclusive license for WorldSpace’s use at no cost to WorldSpace.

ChinaSat can only apply for a patent or other recognized intellectual property rights with respect to the improvement that it made to the patented WorldSpace Technologies that are licensed to ChinaSat; ChinaSat shall not apply for a patent or other recognized intellectual property rights with respect to the improvement that it made to the unpatented WorldSpace Technologies that are licensed to ChinaSat by utilizing the unpatented WorldSpace Technologies and materials without WorldSpace’s written consent. Regarding patenting the improvement made by ChinaSat to WorldSpace Technologies by utilizing the unpatented WorldSpace Technologies and materials, based on the condition that WorldSpace made written consent, both Parties will apply to patent the improvement mentioned above on behalf of both Parties together and share the interests. China Sat agrees that it will enter into legally binding relationships with its employees and such other third parties as may be necessary to effectuate its obligations under these Agreements.

12.5	In case that ChinaSat wishes to research and develop some technology and know-how independent from WorldSpace Technologies, and have nothing to do with the principles of WorldSpace Technologies, but related to the characteristic, data and interface of WorldSpace Technologies, ChinaSat must acquire the written consent from WorldSpace. ChinaSat owns and is responsible for all the technologies and know-how that it has developed. In case ChinaSat wishes to use the technologies and know-how that it developed independently in any way in the WorldSpace system, ChinaSat must acquire WorldSpace’s prior written consent. ChinaSat shall abide by its confidential obligation to WorldSpace rigorously in the process of independent development. ChinaSat shall not disclose any information about WorldSpace Technologies to any third party unless it has received WorldSpace’s written consent.

12.6	Article 12 only applies to the WorldSpace Technologies which are related to the ground station. If ChinaSat is interested in the technologies of WorldSpace receiver, there shall be a separate and specific technology license agreement.

13.	Trademarks, Trade Names and Related Intellectual Property Rights

13.1	WorldSpace hereby grants to ChinaSat and ChinaSat hereby accepts the non-exclusive, nontransferable and integral license to use WorldSpaces’s trademarks and service marks, or any other symbols or distinguishing characteristics of its Services (the “Trademarks”) for the limited purpose of advertising and promotion, without additional charge and solely for use in performing these Agreements. The Trademarks and service marks are and shall remain the exclusive property of WorldSpace and shall be identified as such on any marketing material.

13.2	Before planning to use Trademarks, ChinaSat shall provide WorldSpace with samples of any and all proposed uses of any of the Trademarks so that WorldSpace may inspect the forms and manner of the use of any of the Trademarks before proceeding with each such proposed use of any of the Trademarks. ChinaSat shall provide WorldSpace with specimens of all advertising, promotional materials, stationery and other articles, which ChinaSat intends to use in selling, promoting, and advertising before ChinaSat plan to use them. If such proposed uses are not in conformity with the provisions of the Agreements, WorldSpace has the right to raise objections or amend such proposed uses to bring them into conformity with the provisions of the Agreements within two weeks from the receipt of the proposed use, and ChinaSat shall proceed to amend such proposed use in accordance with the amendment proposed by WorldSpace.

13.3	ChinaSat agrees that its use of the Trademarks is solely with permission provided by this Supplementary Agreement, and that neither ChinaSat, nor any affiliates, subsidiaries, employees, or other related parties, shall have any right, directly or indirectly, to claim or apply for or register these trademarks, or any domain names, trade names, enterprise names or other identifying names, or translations, transliterations, pin-yin, or any form of abbreviations, or any name, logo, designations or trade dress which may be confused with such including Chinese, Latin, minority language or other typographic form in China or elsewhere (collectively the “Trade Names”). This obligation shall continue indefinitely after the termination of the Agreements. All rights in the Trade Names shall remain exclusively with WorldSpace, and nothing in the Agreements shall be construed to confer any interest in any of the Trade names to ChinaSat.

13.4	Whenever ChinaSat becomes aware of any unauthorized use of the WorldSpace Trade Names, it shall inform WorldSpace in order to enable WorldSpace to make a determination regarding how to respond to the unauthorized use.

13.5

ChinaSat hereby grants to WorldSpace and WorldSpace hereby accepts the non-exclusive, nontransferable and integral license to use ChinaSat’s trademarks, or any other symbols or distinguishing characteristics of its Services for the limited purpose of advertising and promotion, without additional charge and solely for use in performing this Contract. The trademarks and service marks are and shall remain the exclusive property of ChinaSat and shall be identified as such on any marketing material. ChinaSat shall have the same right pertaining to its trademarks like WorldSpace has to WorldSpace trademarks that are stipulated in Article 13.2, 13.3 and 13.4.

13.6	ChinaSat shall property use WorldSpace’s Trademark and Trade Name property when ChinaSat promotes and offers the capacity service, and make property statement of WorldSpace’s commercial position.

14.	Non-Competition

14.1	WorldSpace confirms that ChinaSat is the exclusive agent for capacity service of the Northeast beam of AsiaStar in WorldSpace Satellite service transmission system in China or aboard. WorldSpace promises that in the term of this Agreement WorldSpace shall not appoint any other agent for capacity service of the Northeast beam of AsiaStar, not provide the business secrets, including but not limited to any order from customers, offer or offer invitation, the list of-customers, selling materials and selling plan to any competitor or potential competitor. Each Party promises that it will inform the other party when received any order, offer or offer invitation from customers. Either Party shall not refuse the offers from potential customers or obstruct further negotiations with customers in any other way when the other Party hasn’t been informed or doesn’t agree.

14.2	ChinaSat promises it will not be the agent or engage in the business for other satellites using the same frequencies used by WorldSpace Satellites during the term of the agreements. ChinaSat promises it will not make deals on relevant business with the competitors of WorldSpace digital satellite systems, or establish any contractual relationship with such parties. ChinaSat shall not provide the business secrets, including but not limited to any order from customers, offer or offer invitation, the list of customers, selling materials and selling plan to any competitor or potential competitor.

14.3	Both Parties shall ensure that their respective invested enterprise and affiliates comply with the provisions of this Article. Either Party or its respective invested enterprise and affiliates’ failure to comply with the above provisions shall constitute a material breach of its obligations for the purpose of these Agreements, and shall indemnify the other Party for all the losses and damages suffered by the other Party as a result of such breach.

14.4	WorldSpace shall not dump the equipment of the uplink station at a low price in China, nor shall WorldSpace contribute equipment of the uplink station to other customers in China.

15.	Warranties of ChinaSat and WorldSpace

15.1	ChinaSat hereby represents and warrants as follows:

(a)

It will assume full responsibility for obtaining the requisite government approvals of the Agreements to insure their legality under Chinese law and will promptly advise WorldSpace of any difficulties it encounters, or necessary approvals, as well as provide WorldSpace with copies of all significant correspondence or approvals that could be made known to public.

(b)	It has the approval from the State Administration for Foreign Exchange to make payment in foreign currency in accordance with the payment procedures of the Agreements. ChinaSat is able to pay all the amounts payable to WorldSpace in U.S. Dollars or other foreign currency indicated by WorldSpace with the approval from the State Administration for Foreign Exchange.

(c)	It is a commercial legal entity with capacity to enter into business arrangements, and assume civil (contractual) obligations, and to sue and be sued. It is duty established and validly existing in accordance with the laws and regulations of the PRC Its duration in its corporate charter, business license or other formation documents, upon the effective date of these Agreements, is at least as long as the duration of these agreements. There are no restrictions in its business license or other corporate documents which would act to prohibit it from conducting foreign trade or entering into this transaction and implementing the Agreements.

(d)	In case that ChinaSat is in process of re-organization, including but not limited to, division, merger, or formation of a group corporation, ChinaSat’s re-organization shall not affect the performance of the Agreements, or make impediment and extra burden to implement the Agreements. The entity after ChinaSat’s re-organization shall remain responsible and be the beneficiary of all the rights and obligations of ChinaSat.

(e)	ChinaSat does not anticipate that it will be in the foreseeable future, unable to repay its debts when due, or subject to any proceedings of bankruptcy, liquidation or dissolution or ceasing of operations.

(f)	ChinaSat shall not assign these Agreements in whole or in part without prior written consent from WorldSpace. If ChinaSat assigns the obligations of the agent to its 100% share subsidiary. ChinaSat shall guarantee that its subsidiary implements all the obligations in good faith, otherwise, ChinaSat shall undertake linked liability with its subsidiary.

15.2	WorldSpace hereby represents and warrants as follows:

(a)	It will assume full responsibility for obtaining the requisite government approvals of the Agreements under U.S. or other applicable foreign law and will promptly advise ChinaSat of any difficulties it encounters, as well as provide ChinaSat with copies of all significant correspondence or approvals.

(b)	It is a legal (juridical) person duly established and validly existing in accordance with the laws and regulations of the United States with capacity to enter into business arrangements and assume civil (contractual) obligations, and to sue or be sued.

(c)	Its duration in its corporate charter, business license or other formation documents, upon the effective date of these Agreement, is at least as long as the duration of these Agreements. It has the full authority and capacity to enter into these Agreements and to assume and perform all the obligations set forth in these Agreements.

(d)	WorldSpace does not anticipate that it will be in the foreseeable future, unable to repay its debts when due, or subject to any proceedings of bankruptcy, liquidation or dissolution or ceasing of operations.

(e)	In case that WorldSpace is in process of re-organization, including but not limited to, division, merger, or formation of a group corporation, WorldSpace’s re-organization shall not affect the performance of the Agreements, or make impediment and extra burden to implement the Agreements. The entity after WorldSpace’s re-organization shall remain responsible and be the beneficiary of all the rights and obligations of WorldSpace.

(f)	ChinaSat may negotiate with customers on non-responsibility period for non-performance in the WorldSpace Capacity Service Agreement and the Uplink Service Agreement according to the operation quota of the equipment in the uplink station, the operation quota should be provided by the original manufacturer. When the customers don’t agree with that request, WorldSpace may consider the non-responsibility period for non-performance, but the period shall not exceed the period calculated from the operation quota.

16.	Force Majeure

16.1	Events of force majeure affecting these Agreements are as set forth in Article 3.2 (d) of the Agency Agreement, which is included in the August 8 Agreements. If an event of Force Majeure occurs and the event and its consequences don’t exceed six months, to the extent that any obligation of either Party cannot be performed as a result of such event, such obligation shall be suspended while the Force Majeure persists and the due date for performance thereof shall be automatically extended for a period equal to such suspension.

16.2	During the period that Force Majeure and its consequences continues, both Parties shall continue carrying out its obligations that are not affected by Force Majeure pursuant to these Agreements. Either Party shall not send the personnel elsewhere and each Party shall appropriately preserve the equipment and documents related to these Agreements.

16.3	A force majeure event or the effect thereof continues for more than six months and both Parties are unable to reach an agreement to resolve the matter in accordance with the terms of these Agreements, the Agreements shall terminate earlier.

16.4	A force majeure event or the effect thereof continues for more than six months and both Parties don’t propose to terminate or amend the Agreements, the term of the Agreement shall be extend, the extended period shall be equal to such suspension, but the extended period is limited by one year. Both Parties shall promptly implement the Agreements after the force majeure event and the effects eliminate.

16.5	The Party encountering force majeure shall promptly inform the other Party in writing and shall furnish appropriate proof of the occurrence and duration of such force majeure. The Party encountering force majeure shall also make endeavors to terminate the force majeure. In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall make all reasonable endeavors to minimize the consequences of such force majeure.

17.	Extension

17.1	In the five year term of these Agreements, if ChinaSat takes any action or omit to take any action the result of which is to violate any laws, regulations, orders and rules of the Chinese government and higher authorities of ChinaSat, which causes WorldSpace system cease to operate, WorldSpace shall be entitled to choose whether to extend the term of these Agreements. The extension period may be as long as the non-operation period.

17.2	In the five year term of these Agreements, if WorldSpace takes any action or omit to take any action the result of which is to violate any laws, regulations, orders and rules of Chinese government and higher authorities of ChinaSat, which causes WorldSpace system cease to operate, ChinaSat shall be entitled to choose whether to extend the term of these Agreements. The extension period maybe as long as the non-operation period.

18.	Government Approvals

18.1	ChinaSat shall undertake to obtain all necessary government approvals for the implementation of the Agreements. ChinaSat shall promptly provide WorldSpace with all relevant information regarding the status of these approvals, including copies of any pertinent documentation, which may be publicized.

18.2	If any approval is subsequently denied, the Parties shall promptly undertake to review or redraft the Agreements in keeping with its spirit and purposes. In the event that any material provision of these Agreements is subsequently determined to be invalid, illegal or unenforceable, either Party shall have the right either to terminate these Agreements or to declare by written notice to the other Party that such invalidity, illegality or unenforceability shall not affect any other provisions of the Agreements. In the event that both Parties make such a declaration, the Agreements shall be interpreted and construed as if the provision held to be invalid, illegal or unenforceable had never appeared in the Agreements.

19.	Termination of the Agency

19.1	The Agency shall be dissolved if any of the following events occurs:

(a)	Expiration of the Term of the Agency;

(b)	WorldSpace or ChinaSat is unable to continue to operate because of heavy losses;

(c)	One of the Parties has committed a material breach of these Agreement and the breach or its consequence continues for more than sixty (60) days or such breach has repeatedly occurred despite requests to cease it;

(d)	One of the Parties takes any action or omit to take any action the result of which is to violate any laws, regulations, orders and rules of the Chinese government, which causes the WorldSpace system to stop operation for more than six months.

(e)	One of the Parties becomes bankrupt, or is subjected to the proceedings of liquidation or dissolution, or ceases to operate, or is unable to repay its debts when due, unless the non-bankrupt Party agrees to acquire the assets and continue the operation of the other Party;

(f)	One of the Parties transfers its obligations in a manner inconsistent with the requirements herein;

(g)	Any government authority having jurisdiction over either Party requires amendments to be made to any of the provisions of the Agreements after the Agreements have been signed and approved, and such amendments cause serious unfavorable results to one of the Parties, and such Party proposes the termination of the Agreements;

(h)	A force majeure event or the effect thereof continues for more than six months and the Parties are unable to reach an agreement to resolve the matter in accordance with the terms of these Agreements or a Party is unable to continue operations due to heavy losses caused by the force majeure; or

(i)	These Agreements fail to achieve their projected objectives for operation as set forth in relevant business plans and the Parties agree there is no hope to develop in the future.

19.2	In order to terminate these Agreements for reasons stated above, the Parties shall follow procedures described below:

(a)	A Party issues a notice to the other Party. Within sixty (60) days after receipt of the notice, both Parties shall meet to negotiate and endeavor to remove the cause for termination.

(b)	If both Parties can not reach agreement according to 19.2 (a), these Agreements terminate earlier automatically.

20.	Effect of Termination

The Term of the Agreements is set forth in Article 4 of the Cooperation Agreement. As required by Annex 3 of the Cooperation Agreement, the following are the effects of termination.

(i) Upon to expiration or termination of these Agreements, neither Party shall have any further obligation to the other except with respect to moneys owed prior to the date of termination or expiration, and such other responsibilities as are specifically set forth in the Agreements, such as maintenance of confidentiality and export control requirements.

(ii) Upon the termination or expiration of the Agreements, the Parties shall cooperate in returning equipment, materials or data, relevant sales data which are required to be returned to one another according to the Agreements. One Party shall return to the other Party all of the property belonging to the other Party, including samples, products, and accessories and Confidential Information. But if the low-value, easy-consuming property that are irrelevant with Confidential Information can not be returned for objective reasons, such property may not be returned.

(iii) One Party’s right to use to other Party’s Trademarks shall cease immediately upon the expiration or termination of these Agreements. Thereafter, the former shall forthwith return, destroy or assign (as requested by WorldSpace) all packaging, advertising, or other materials concerning them and shall have no further rights in them.

(iv) In no event shall WorldSpace or ChinaSat be liable to each other for compensation, indemnification, lost profits, investment, goodwill, or any other payment by reason of the non-renewal of these Agreements. If one Party violates these Agreements in substance and causes these Agreements to terminate, if shall indemnify the other Party for any loss directly caused.

21.	Records

Each Party shall keep and maintain sufficient records to demonstrate performance under the Agreements, and shall make the same available for inspection on site to the other Party, and upon request, provide copies to the other Party for its review.

22.	Notices

Any notices or other communications which may be or are required to be given by any Party pursuant to the Agreements shall be written in English and Chinese and may be delivered personally, sent by registered mail (postage prepaid), delivered by a recognized courier service, or sent by facsimile transmission to the address of the other Party set forth below. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a) Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.

(b) Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the 6th (fourteenth) business day after the date on which they were mailed (as indicated by the postmark).

(c) Notices given by courier shall be deemed effectively given on the third day after they were sent by a recognized courier service.

(d) Notices given by facsimile transmission shall be deemed effectively given on the first business day following the date of transmission, provided the sending party has received confirmation of its receipt.

For the purpose of notices, the addresses of the Parties are as follows:

To WorldSpace:

WorldSpace Beijing Representative Office

Address:	18th Floor, Beijing Silver Tower No.2 Dong San Huan Bei Lu Chao Yang District, Beijing, 100027.
Attention:	Mr. Ma Yu Hong
Telephone No.:	86 10 64187028
Facsimile No.:	86 10 64107020

The documents and notices that are related to important matters in the process of cooperation between the two Parties shall be copied to:

WorldSpace Corporation

Address:	2400 N Street, NW Washington, DC 20037 USA
Attention:	General Counsel
Telephone No.:	1-202-969-6160
Facsimile No.:	1-202-969-6160

To China Sat China Telecommunications Broadcast Satellite Corp.

Address:	No. 42, Xue Yuan Road, Beijing 100083. P.R.C
Attention:	Mr. Zeng Cunmin
Telephone No.:	86 10 62303576
Facsimile No.:	86 10 62303686

Any Party may at any time change its address for service by notice in writing delivered to the other Party in accordance with the terms hereof.

23.	Governing Law

The Agreements shall be governed by the laws of the Republic of Singapore. The Parties specifically disclaim the application of the United Nations Convention on Contracts for the International Sale of Goods of other laws regarding the sales of goods, as inapplicable to these Agreements, as the preponderant part of the Agreements consists in the supply of labor or other services.

24.	Dispute Resolution

24.1	In the event a dispute arises in connection with the interpretation or implementation of the Agreements, the Parties shall attempt in the first instance to resolve such dispute through friendly consultation. No arbitration of any dispute or divergence shall commence until a period of 30 days has lapsed after the date of the giving of a written notice of dispute by one Party to the other, which notice shall describe generally the nature of the dispute.

24.2	Any disputes arising out of or in connection with the Agreements, including any question regarding their existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Center (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference to this clause.

24.3	Any award made by the arbitration tribunal shall be final and binding on both Parties, who hereby exclude any right of appeal to any court which might otherwise have jurisdiction in the matter. The final award made by the arbitration tribunal has the supreme force in dispute settlement.

24.4	When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to fulfil their respective obligations (and shall be entitled to exercise their rights) under the Agreements.

24.5	The above provision can not be construed that both Parties waive the right to seek temporary, preliminary or emergency administrative or judicial assistance or relief, including the intervention of the Public Security Bureau, State Administration of Industry and Commerce, People’s Court or other appropriate governmental authorities, whether permanent or temporary to halt any real or threatened violations of intellectual property rights and other rights under these Arrangements or to prevent any other imminent injury to either Party.

25.	Interpretation of the Agreements

In interpreting the Agreements, the following general rules of interpretation shall apply:

(a)	This Supplementary Agreement is a binding contractual commitment, which resolves certain unsettled issues of the August 8 Agreements.

(b)	If there is any conflict in this Supplementary Agreement with the August 8 Agreements, the August 8 Agreement will prevail.

(c)	Headings in the Agreements, or titles of the August 8 Agreements are for ease of reference only, and should not be construed to limit the subsequent text.

(d)	All Annexes attached hereto shall be considered an integral part of this Supplementary Agreement. In the event that there is any inconsistency or collision between the Annexes and the Arrangements, the Arrangements shall prevail.

(e)	This Supplementary Agreement is valid supplement and component of the August 8 Agreements, and shall apply to all of the August 8 Agreements. Any infringement and violation of this Supplementary Agreement shall be deemed as infringement and violation to all of the August 8 Agreement.

(f)	This Supplementary Agreement and the Agreements may only be modified in writing and signed by the Parties.

(g)	Failure or delay on the part of any Party hereto to exercise a right under these Agreements shall not operate as a waiver thereof; nor shall any single or partial exercise of a right preclude any other future exercise thereof.

26.	Language and Copies

The Agreements are prepared and executed in both Chinese and English in two counterparts in each language. One-counterpart of each language text shall be retained by each Party. The two language texts shall have equal validity and legal effect. Each Party acknowledges that it has reviewed both language texts of this Contract and that they are substantially the same in all material respects.

IN WITNESS WHEREOF, WorldSpace and ChinaSat have duly executed this Contract by their duly authorized representatives on this date of April 3, 2001.

WorldSpace		ChinaSat

	/s/ M.G. Chandrasekhar		/s/ Ni Yi Feng	(Chop)
By:	Mr. M.G. Chandrasekhar	By:	Mr. Ni Yi Feng
Title:	Co-chief Operations Officer	Title:	Vice General Manager

Date:	2001/4/3	Date:	2001/1/4/3

Annex A	Business Plan

Annex B	Non-Disclosure Agreement

Annex C	Standard Capacity Service Agreement

ANNEX A

Annex not prepared by mutual consent of parties

ANNEX B

MUTUAL CONFIDENTIALITY AGREEMENT

This Agreement entered into by and between WorldSpace Management Corporation., a corporation organized and existing under the laws of the State of Delaware, having an office at 2400 N Street, N.W., 9th Floor, Washington, D.C. (hereinafter referred to as “WorldSpace”) and China Telecommunications Broadcast Satellite Corp., a corporation organized and existing under the laws of People’s Republic of China, having an office at No. 42, Xue Yuan Road, Haidian District, Beijing (hereinafter referred to as “ChinaSat”);

WHEREAS, WorldSpace and its predecessor and affiliated companies have developed an international satellite-based digital audio broadcasting system (“the WorldSpace System”) and

WHEREAS, ChinaSat is a prospective partner in connection with the WorldSpace System (“the Project”) and

WHEREAS, one party (the “Disclosing Party”) may exchange information which may be of a proprietary or confidential nature to the other party (“the Receiving Party”) for the purpose of the Project.

NOW THEREFORE, the Parties hereby agree as follows:

1. The Receiving Party agrees that any Information which the Disclosing Party discloses to the Receiving Party, or to any director, officer, employee, agent or other representative of the Receiving Party, in any form, including without limitation, oral, written, graphic, demonstrative, machine recognizable or sample form which in any way relates or pertains to the WorldSpace System or to the Project shall be retained in confidence and shall not be disclosed or caused or permitted to be disclosed directly or indirectly to any third party without the prior written approval of the Disclosing Party, and shall not be used by the Receiving Party for any reason other than a business relationship with the Disclosing Party. The Receiving Party further agrees that any material or data generated by the Receiving Party, based in whole or in part on Information disclosed by the Disclosing Party shall also be retained in confidence. The obligation of the Receiving Party to retain Information in confidence shall not apply to:

a. Information which is now in or hereafter enters the public domain beyond the control of the Receiving Party and without its violation of this Agreement;

b. Information rightfully known to the Receiving Party prior to the time of disclosure by the Disclosing Party, or independently developed by the Receiving Party personnel without access to Information disclosed by the Disclosing Party; or

c. Information disclosed in good faith to the Receiving Party by a third party legally entitled to disclose the same; and

d. Such Information which the Receiving Party discloses under operation of law, rule or legal process;

provided, however, that (i) the burden shall be on the Receiving Party to prove the applicability of one or more of the foregoing exceptions by documentary evidence should the Disclosing Party question the applicability of such exceptions; (ii) as to exception (d), the Receiving Party provides the Disclosing

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Party with prompt written notice of any request or legal proceeding through which the Receiving Party may be required to disclose such Information under operation of law, rule or legal process.

2. The Receiving Party agrees to transmit the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, only to those directors, officers, employees, agents or other representatives who need access to the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, for the purpose of evaluating the potential business relationship referred to above, and who are informed by the Receiving Party of the confidential nature of the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, and who agree to be bound by the terms of this Agreement. The Receiving Party further agrees to be responsible for any breach of this Agreement by the Receiving Party or any director, officer, employee or other representative of the Receiving Party.

3. The Receiving Party agrees that all Information disclosed to the Receiving Party hereunder shall be and remains the property of the Disclosing Party. Any tangible form of Information including, but not limited to, documents, papers, computer diskettes and electronically transmitted Information shall be destroyed by the Receiving Party or returned, together with all copies thereof, to the Disclosing Party promptly upon the Disclosing Party’s request. If such tangible form of Information is destroyed, a certification of such destruction executed by a duly authorized officer of the Receiving Party shall be delivered to the Disclosing Party.

4. The Receiving Party acknowledges that this Agreement does not offer or grant to the Receiving Party any rights in or license under any present or future patent, patent application, trademark, copyright or trade secret of the Disclosing Party, and disclosure of any Information to the Receiving Party hereunder shall not constitute any representation, warranty, assurance, guaranty or inducement by the Disclosing Party to the Receiving Party with respect to the infringement of patents or other rights of third parties.

5. The Receiving Party agrees not to use the Information provided by the Disclosing Party to engage, represent in any way or be connected with, as officer, director, partner, employee, sales representative, proprietor, stockholder or otherwise of any business or activity that would compete with the business of the Disclosing Party.

6. The Receiving Party’s obligations under this Agreement shall survive the termination of its business relationship, if any, with the Disclosing Party regardless of the manner of such termination, and shall be binding upon its successors and assigns.

7. In any case, the Receiving Party’s confidentiality obligations under this Agreement shall terminate three (3) years after disclosing of any confidential information to the Receiving Party. The duration of this Agreement shall be three (3) years from the date of its signature, unless sooner terminated by written notice given by the Disclosing Party to the Receiving Party; termination, for any reason, will not affect the three years confidentiality obligation for information disclosed.

8. The Receiving Party agrees that money damages would not be sufficient remedy for any breach of this Agreement by the Receiving Party or any director, officer, employee, agent or other representative of the Receiving Party, and that in addition to all other remedies, the Disclosing Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and the Receiving Party further agrees to waive and to use its best efforts to cause any director, officer, employee, agent or other representative of the Receiving Party to waive any requirement for the securing or posting of any bond in connection with such remedy.

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9. The Receiving Party agrees that no failure or delay by the Disclosing Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof.

10. The Receiving Party agrees that, in the event any court shall determine that any provision of this Agreement is invalid, such determination shall not affect the validity of any other provisions of this Agreement, which shall remain in full force and effect and shall be construed so as to be valid under applicable law.

11. Any amendments to this Agreement must be in writing and executed by ChinaSat and WorldSpace.

12. In case of dispute regarding this Agreement, the Parties agree to meet to resolve such dispute in good faith. Should such a resolution not be reached, the Parties further agree to submit the dispute to arbitration, according to the rules of the International Chamber of Commerce, by three arbitrators appointed in accordance with such rules. The arbitration shall be carried out in Stockholm, unless another location is agreed upon between the Parties.

13. This Agreement will be effective upon receipt of a signed copy, returned to WorldSpace, including return via telefax or mail.

WORLDSPACE MANAGEMENT CORPORATION		Accepted and Agreed to:

China Telecommunications Broadcast Satellite Corp.

Signature:	/s/ Mike Ma	Signature:	[in Chinese]
Name:	Mike Ma	Name:	[in Chinese]
Title:	Vice President	Title:	[in Chinese]
Date: 2000, 8, 4		Date: 2000, 8, 4

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ANNEX C

Annex not prepared by mutual consent of parties